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                                   EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement is made this day of July 22, 1999

BETWEEN:

1. Mr. THIERRY CIVETTA, a French national, born in Paris, France, on December 1956 residing at Le Fouillage, 24460 chateau l'Eveque, ,

       acting in his capacity of:

       shareholder of Fargeot et Compagnie, and

       legal owner of 2500 shares in Escapade, a corporation with share capital of FF 250,000, having its registered office at Le Petit Gue, 24800 Nantheuil de Thiviers, registered with the Trade and Company Registry of Perigueux under number 384 486 601, (hereinafter referred to as "Escapade").

2. Mr. MICHEL FARGEOT, a French national, born in Perigueux, France, on March 25, 1957, residing at Chemin des Penassoux, 24800 Thiviers,

       acting in his capacity of:

       legal owner of 76 shares in Fargeot et Compagnie, a French Societe Anonyme with share capital of FF 2,000,000, having its registered office at Le Petit Gue - Nantheuil de Thiviers, 24800 Thiviers, registered with the Trade and Company Registry of Perigueux under number 681 980 165, (hereinafter referred to as "Fargeot et Compagnie").

3. FCPR COUNTY NATWEST VENTURE FRANCE, a French venture capital fund (fonds commun de placement a risque; Law of December 23, 1988) located at 9, rue Phalsbourg, 75017 Paris, whose management company is Natwest Equity Partners, a French Societe Anonyme with share capital of FF 3,000,000, having its registered office at 9, rue de Phalsbourg, 75017 Paris, registered with the Trade and Company Registry of Paris under number 380 223 313, itself represented by Mr. Pierre Olivier Barennes, duly authorized for the purpose of this Agreement pursuant to the Power of Attorney attached hereto as Schedule (1).

       acting in its capacity of:

       legal owner of 451 shares in Fargeot et Compagnie.

4. SCA CAPITAL PRIVE-INVESTISSEMENTS, a French Societe en commandite par actions with share capital of FF 28,500,000, having its registered office at 9, rue de Phalsbourg, 75017 Paris, registered with the Trade and Companies Registry of Paris under number 353 005 580, represented by its management Company, Capital Prive, a French Societe Anonyme with share capital of FF 1,000,000, having its registered office at 9, rue de Phalsbourg, 75017 Paris, registered with the Trade and Companies Registry of Paris under number 353 985 683, itself represented by Mr. Pierre Olivier Barennes, duly authorized for the purpose of this Agreement pursuant to the Power of Attorney attached hereto as Schedule (1).

       acting in its capacity of:


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       owner of 451 shares of Fargeot et Compagnie.

5. HOCHE INVESTISSEMENTS, a French Societe Anonyme with share capital of FF 250,000, having its registered office at 9, rue de Phalsbourg, 75017 Paris, registered with the Trade and Company Registry of Paris under number 381 078 195, represented by Mr. Pierre Olivier Barennes, duly authorized for the purpose of this Agreement pursuant to the Power of Attorney dated July 19, 1999 attached hereto as Schedule (1).

       acting in its capacity of:

       legal owner of 1 share in Fargeot et Compagnie.

6. SA CAPITAL PRIVE, a French Societe Anonyme with share capital of FF 1,000,000, having its registered office at 9, rue de Phalsbourg, 75017 Paris, registered with the Trade and Company Registry of Paris under number 352 985 683, represented by Mr. Pierre Olivier Barennes, duly authorized for the purpose of this Agreement pursuant to the Power of Attorney dated July 19, 1999 attached hereto as Schedule (1).

       acting in its capacity of:

       legal owner of 1 share in Fargeot et Compagnie.

Hereinafter collectively referred to as "the Sellers"

                                                      PARTIES OF THE FIRST PART,

AND

1. RG BARRY CORPORATION, a United-States corporation incorporated under the laws of the State of OHIO, having its registered office at 13405 Yarmouth Rd. NW, Pickerington, Ohio, 43147, USA (hereinafter referred to as "RG Barry"), represented by Mr. Yves Gaget, duly authorized for the purpose of this Agreement pursuant to the corporate resolution and power of attorney attached hereto as Schedules (5) and (6).

2. ESCAPADE, a French Societe Anonyme with share capital of FF 250,000, having its registered office at Le Petit Gue, 24800 Nantheuil de Thiviers, registered with the Trade and Company Registry of Perigueux under number 384 486 601, represented by M. Thierry Civetta, duly authorized for the purpose of this Agreement pursuant to the decision of the Board of Directors attached hereto as Schedule (3).

Hereinafter collectively referred to as the "Purchasers".

                                                      PARTIES OF THE SECOND PART

The Sellers and the Buyers being collectively referred to hereinafter as the "Parties".

WHEREAS

Mr. Thierry Civetta holds 100% of the shares of Escapade (hereinafter "Escapade Shares").


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The Natwest Group and Mr. Michel Fargeot hold collectively 49% of the share capital of Fargeot et Compagnie, which in turn holds 100% of the share capital of Michel Fargeot SA, the major operating company of the Fargeot group, located in Thiviers.

The Purchasers have decided to acquire the shares in Fargeot et Compagnie under the terms and conditions hereinafter set forth.

NOW, THEREFORE, IN CONSIDERATION OF THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS SET FORTH HEREIN, THE PARTIES HERETO AGREE AS FOLLOWS :

ARTICLE 1 - DEFINITIONS AND INTERPRETATION

In this Agreement, the following words and expressions bear the following meanings:

"Bank guarantee"           means the bank guarantee attached hereto as Schedule
                           4 as well as the commitments provided for in this guarantee within the scope of this Agreement and referred to in articles 8 and 10 hereafter.

"Closing"                  means the completion of the sale of the Fargeot et
                           Compagnie Shares(as defined in article 2 hereto), the sale of Escapade Shares (as defined in article 3 hereto), and the signature and/or the provision of all and any such necessary and/or related documents as referred to in articles 12 and 13 of this Agreement.

"Balance Sheet Date"       means April 30, 1999 for Fargeot et Compagnie, and
                           February 28, 1999 for Escapade.

"Closing Date"             means the date hereof.

"Financial Statements"     means (i) the balance sheet, income statement and
                           notes of Escapade, Fargeot et Compagnie and Michel
                           Fargeot SA as of the Balance Sheet Date, as audited by the statutory auditors and approved by the shareholders in a meeting held on June 30, 1999 by each of said companies.

"Guarantees"               means the representations, warranties, guarantees,
                           statements, commitments and obligations made or taken by Mr. Thierry Civetta and provided for in articles 5 to 9 of this Agreement.

"Natwest Group"            means the group of companies formed by FCPR county
                           Natwest Venture France, SCA Capital
                           Prive-Investissements Hoche Investissements and
                           Capital Prive.

"Shareholders' Agreement"  means the agreement entered into between Mr. Thierry
                           Civetta, RG Barry and RG Barry France on the date hereof.

"Purchase price"           shall have the meaning defined in article 4 of this
                           Agreement.

"RG Barry France"          means RG Barry France Holdings, Inc., a company of


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                           the RG Barry group, grantor of a loan of FF
                           11,536,780 to Escapade referred to in article 4.1, pursuant to a loan agreement with Escapade referred to in articles 12 and 13.4 and attached hereto as Schedule (6).

"The Companies"
or "Fargeot Group"         means the group of companies formed by Escapade,
                           Fargeot et Compagnie SA and Michel Fargeot SA.

ARTICLE 2 - SALE AND PURCHASE OF SHARES OF FARGEOT ET COMPAGNIE SA

2.1 Upon the terms and conditions set forth in this Agreement, the Natwest Group and Mr. Michel Fargeot agree to sell to Escapade, and Escapade agrees to acquire from the Natwest Group and Mr. Michel Fargeot, nine hundred eighty (980) shares representing 49% of the capital stock of Fargeot et Compagnie, together with the rights, title or interests attached thereto (hereinafter the "Fargeot et Compagnie Shares").

2.2 Except only as provided for in article 5(2.8) hereof, the beneficial right to the Fargeot et Compagnie Shares, including without limitation, dividends, profits, stock split, stock options, or the like, shall be vested in Escapade on the Closing Date.

2.3 The transfer of the Fargeot et Compagnie Shares shall be completed on the Closing Date, in accordance with the conditions set forth in articles 3 and 4.1 hereof, and in the offices of Simmons & Simmons, 68 rue du Faubourg Saint Honore, or at such other time and location as may be mutually agreed in writing by the Parties.

ARTICLE 3 - SALE AND PURCHASE OF ESCAPADE SHARES

3.1 Prior to the transfer of the Fargeot et Compagnie Shares, Mr. Thierry Civetta agrees to sell to RG Barry, and RG Barry agrees to acquire from Mr. Thierry Civetta, under the terms and conditions provided for herein, one-thousand nine-hundred and ninety-five (1995) Escapade Shares.

3.2 The beneficial right attached to the Fargeot et Compagnie Shares, including without limitation, dividends, profits, stock splits, stock options, or the like, shall be the vested in Escapade on the Closing Date.

3.3 The transfer of Escapade shares shall be completed on the Closing Date, only subject to the limit set forth in article 5(2.8) hereof, in the offices of Simmons & Simmons, 68 rue du Faubourg Saint Honore, or at such other time and location as mutually agreed in writing by the Parties.

ARTICLE 4 - PURCHASE PRICE AND MEANS OF PAYMENT

4.1 The sale of Fargeot et Compagnie Shares set out to in article 2 hereof is agreed for the total price of FF 14,770,780 to be paid to the Natwest Group and to Mr. Michel Fargeot by Escapade on the Closing Date as follows:

     - FF 1,145,489.06 to Mr. Michel Fargeot for 76 Fargeot et Compagnie Shares;

     - FF 6,797,573.25 to FCPR County Natwest Venture for 451 Fargeot et Compagnie Shares;

     - FF 6,797,573.25 to SCA Capital Prive-Investissements for 451 Fargeot et Companies Shares.


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     - FF 15,072.22 to Hoche Investissements for 1 Fargeot et Compagnie Share;

     - FF 15,072.22 to SA Capital Prive for 1 Fargeot et Compagnie Share;

     Escapade shall pay the Sellers the purchase price of the Fargeot et
       Compagnie Shares by bank checks.

       The initial financing of the Purchase Price for the Fargeot et Compagnie Shares by Escapade is made through a current account advance made by Mr. Thierry Civetta, under the terms and conditions of the shareholder's current account agreement (hereinafter "SCA") attached hereto as Schedule
       (5), as well as through a loan granted by RG Barry France to Escapade attached hereto as Schedule (6), broken down as follows:

     - loan from RG Barry France of         FF  11,536,780
     - SCA advance Mr. Thierry Civetta of   FF   3,234,000
                                            --------------
                  Total                     FF  14,770,780

       The ultimate financing of the Purchase Price of the Fargeot et Compagnie shares will be made through a bank loan to be negotiated and obtained by Escapade in accordance with the terms and conditions of the Shareholders' Agreement entered into between Mr. Thierry Civetta, RG Barry and RG Barry France.

4.2 The sale of Escapade Shares referred to in article 3 hereof, is agreed for the total price of FF 14,863,220 to be paid in cash to Mr. Thierry Civetta by RG Barry on the Closing Date. Pursuant to Mr. Thierry Civetta's instructions, FF 11,629,220 of this total price shall be credited to account number 20112400001 opened by Mr. Thierry Civetta's at Credit Suisse Hottinguer's agency (Bank Code: 18169; branch code 0001) located at 38 rue de Provence, 75009 Paris, France, and FF 3,234,000 shall be credited to account number 20112500001 opened by Escapade with said branch; the latter amount represents the current account advance referred to in Article 4.1. Moreover, the loan of FF 11,536,780 from RG Barry France shall be made available on the Closing Date through a deposit by RG Barry to Escapade's above-mentioned account.

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF MR. THIERRY CIVETTA

In entering into this Agreement and all the commitments resulting herefrom, RG Barry and RG Barry France have relied upon Mr. Thierry Civetta's representations and warranties, the accuracy of which is determinative, and has induced them to enter into this Agreement.

Mr. Thierry Civetta warrants that he has not delegated any powers to anyone within the Companies which would void or render ineffective the representations and warranties.

Mr. Thierry Civetta certifies that the following representations and warranties are exhaustive, sincere and accurate.

5.1 With respect to himself and the Escapade Shares, Mr. Thierry Civetta represents on the Closing Date and warrants as follows:


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       5.1.1      Absence of violation

                  The entering into of this Agreement and the other agreements and instruments to be executed by Mr. Civetta pursuant to this Agreement, and the performance of the transactions contemplated hereby or thereby will not constitute (i) any violation whatsoever, or cause a default under or breach of any judgment, order or decree applicable to him, or (ii) non-compliance with or breach of any undertaking, covenant, agreement or other instrument to which he is a party or by which he or his property is bound.

       5.1.2      Compliance with legal and regulatory provisions

                  Approval, authorization of, declaration to, or filing with, any governmental authority or other regulatory body or third party is not required to be obtained by Mr. Thierry Civetta in connection with the execution and validity of this Agreement and of the other agreements and instruments to be executed by him pursuant hereto, and the performance of the transactions contemplated hereby and thereby.

       5.1.3      Litigation

                  There is no action, suit or proceeding pending nor, to his knowledge, threatened against or affecting him in any court or before any governmental agency or authority which would materially and adversely affect the performance of his obligations under this Agreement and the other agreements and instruments to be executed by him pursuant hereto.

       5.1.4      Share capital and allocation of Escapade Shares

                  Mr. Thierry Civetta has full ownership of the Escapade Shares and full power and capacity to dispose thereof. The Escapade Shares are validly issued and fully paid-up and represent 100 % of the share capital of Escapade; they are not subject to any pledge, encumbrance or security interest whatsoever or any promise or right of first refusal or similar right granted to any third party.

                  Moreover, Mr. Thierry Civetta has not entered into any contract or agreement relating to the Escapade Shares, other than this Agreement, the purpose or effect of which, directly or indirectly, would affect in any way the unrestricted ownership, transferability or value of all or part of the Escapade Shares.

       5.1.5      Law applicable to the sale of Escapade Shares

                  The sale of the Shares in accordance with the provisions of this Agreement is valid under French law.

       5.1.6      Accuracy of agreements and documents transmitted

                  The agreements and other documents attached hereto as Schedules 7 to 19 hereof are copies of originals held by the Company and are therefore true and accurate in all respects.

5.2 With respect to the Companies, Mr. Thierry Civetta represents and warrants as follows:


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       5.2.1      Capacity of the Companies

                  Each Company is duly organized as a Societe Anonyme and validly existing under French law.

                  The Companies have full power and authority to engage in their business, as it is presently conducted, and to manage and dispose of their property and assets. They have obtained any and all rights, authorizations, licenses, or permits required to engage in such businesses and have complied with all statutory and regulatory obligations relating thereto.

       5.2.2      Corporate authorization

                  The execution and provision of the agreements and instruments to be executed by the Companies pursuant to this Agreement, and the performance of the transactions contemplated thereby have been duly authorized and no further corporate authorization is necessary on their part. The agreements and instruments to be executed by the Companies pursuant to this Agreement will be legally binding on and enforceable against them in accordance with their respective terms.

       5.2.3      Absence of violation

                  The entering into the agreements and instruments to be executed by the Companies pursuant to this Agreement, and the performance of the transactions contemplated thereby will not violate, or cause a default under or a breach of (i) each Company's by-laws, (ii) any judgment, order or decree applicable to it, or (iii) any undertaking, covenant, agreement or other instrument to which the Companies are parties or by which themselves or their property are bound.

       5.2.4      Compliance

                  No consent, approval, authorization of, or declaration to or filing with, any governmental authority or other regulatory body or any third party is required to be obtained by the Companies in connection with the agreements and instruments to be executed by them pursuant to this Agreement, and the performance of the transactions contemplated thereby.

       5.2.5      Trade and Company Registry and Corporate Registers

                  The Certificate of Incorporation and by-laws of the Companies, as of the date hereof, are attached hereto as Schedule (7) and are complete as of the date hereof.

                  The corporate records of the Companies including, but not limited to, minutes of the Board of Directors' Meetings, minutes of the Shareholders' Meetings, the registry of transfers of shares and shareholders' accounts are complete, accurate and kept in accordance with applicable laws.

       5.2.6      Share capital

                  The share capital of the Companies has been fully paid up, and no other securities, bonds, options, warrants or other rights giving access to the share capital have been issued by any of the Companies since April 30, 1999, it being specified that Escapade's share capital was increased from FF 50,000 to


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                  FF 250,000 upon its transformation into a Societe Anonyme.

       5.2.7      Dividends

                  With the exception of the distribution of dividends of FF 4,000,000 referred to below, of Mr. Thierry Civetta's exceptional bonus of FF 396,000 attributed by Escapade's general shareholders' meeting pursuant to a decision dated June 28, 1999, and of the exceptional bonus of FF 1,000,000 attributed to Mr. Thierry Civetta by the directors of Fargeot et Compagnie pursuant to a decision dated April 28, 1999, no distribution or payment of any kind whatsoever to the shareholders has been declared or made by the Companies since April 30, 1999. A certified copy of the minutes of the shareholders' meeting of each the Companies held on April 30, 1999 for the purpose of approving the 1998/1999 accounts is attached hereto as Schedule (8).

                  Notwithstanding the above stipulations, the Parties agree that the distribution of dividends of FF 2,040,000 received by Escapade further to the dividend distribution of FF 4,000,000 (FF 1,960,000 of which was distributed to the Natwest Group) decided upon by the general shareholders' meeting of Fargeot et Compagnie held on June 30, 1999 shall be dedicated to the repayment of Escapade's outstanding bank debt.

       5.2.8      Shareholding

                  The Companies have no shareholding interest or other interest in any legal entity, partnership or other entity of any form whatsoever and are not members of any group or association whatsoever.

                  The Companies are no longer liable towards any third party or governmental or local authorities and agencies, with respect to the acquisition, holding or transfer of (i) any shareholding interest previously held by the Companies in any legal entities, partnerships or other entities or (ii) any of their assets.

       5.2.9      Financial Statements

                  The Financial Statements attached hereto as Exhibit (9) are complete, sincere, duly filed and published every year on due date, and fairly reflect the assets and liabilities of the Companies as of the Balance Sheet Date. The Financial Statements have been prepared in accordance with generally accepted accounting principles in France. Since the Balance Sheet Date until the Closing Date, no event has occurred which, if then known, would have led to any substantial change in the financial position, the operating results or the activities of the Companies or the amount attributed to any item in the Financial Statements at that date or which would have resulted in the making of additional reserves or provisions.

                  Customer receivables, accounts receivables and credits recorded in the Financial Statements and existing as of the Balance Sheet Date have arisen out of valid transactions conducted and performed in good faith, are not affected by any dispute, objection, claim, challenge or set-off and are duly receivable.

                  They shall be paid punctually when due, except those for which a suitable provision for bad debt has been made in the Financial Statements.


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                  There are, as of the Balance Sheet Date, no liabilities, fixed or contingent, likely to generate in the future any liability or claim, except those recorded or adequately provided for in the Financial Statements.

       5.2.10     Assets

                  The Companies have good and marketable title to and rightful possession of all of the assets reflected in the Financial Statements delivered to RG Barry, free and clear of any and all mortgages, liens, pledges, privileges, claims, rights, charges, encumbrances and security interests of whatsoever kind or nature except only those liens or liabilities disclosed in Schedule (10) hereto.

                  It is hereby specified that Mr. Thierry Civetta does make any guarantees regarding the operational condition of the Companies' material and equipment.

       5.2.11     Contracts

                  Mr. Thierry Civetta represents that all the copies of the contracts provided and attached hereto as Schedule (11) to which the Companies are parties are true, complete and include the following:

                  (i) profit sharing agreements or plans maintained or sponsored by or on behalf of the Companies or to which the Companies contribute;
                  (ii) employment contracts to which the Companies are parties or by which they are bound;
                  (iii) agency, sales, wholesaling, distributorship or similar agreements or contracts;
                  (iv)   loan agreements or letters of credit;
                  (v) real property leases (commercial lease and short term lease);
                  (vi)   mortgages;
                  (vii) sales commitments to, or contracts or agreements with, any customer;
                  (viii) license, authority or permit granted by the Companies to any person or entity;
                  (ix) contracts or agreements to which the Companies are parties or by which the Companies are bound, which reasonably may be expected to involve future financial obligations or benefits in excess of FF 50,000 within any one calendar year;

                  For each of the Companies when concerned, each of the Contracts is in accordance with the applicable law in force.

                  There is no existing default, or event or condition which, with or without the giving of notice or the passage of time, or both, would constitute an event of default by the Companies or any other party thereto under any of the Contracts.

                  No party to any of the Contracts has given the Companies any notice of default or termination, and there exists no basis for termination under the terms of any of said contracts as of the date hereof or as a result of the transactions provided for in this Agreement. Furthermore, the Companies have not waived any material right under or with respect to any of the Contracts. The Companies are not bound by any agreement or arrangement to sell or provide goods or services at prices below the prevailing market prices therefore. As chairman of the board of directors or manager of the Companies, Mr. Thierry Civetta has not received from customers any notice indicating that any of the customers of or suppliers to the Company will terminate or materially change their business relationship with the Companies for any reason whatsoever.

       5.2.12     Intellectual property

                  Attached hereto as Schedule (12), is a true and complete list of all models and designs, trademarks, trade names and all registrations or applications with respect thereto, and all licenses or rights the same which are presently or which have been, owned or used by the Companies (collectively the "Intellectual Property Rights").

                  The Companies own or hold all of the rights necessary to use the Intellectual Property Rights.

                  None of the products manufactured or processes used by the Companies, nor any of the Companies' trademarks, patents or name, constitute a counterfeit or unfair competition.

                  To Mr. Thierry Civetta's knowledge, the Companies have not committed any act of unfair competition or of counterfeit infringing on a trade secret or copyright belonging to any person or entity.

                  Mr. Thierry Civetta does not provide any guarantee as to the use by the Companies of the names "Pied Sensibles", "Grand Confort", and "Confort Plus".

                  The Companies are not bound to pay any royalty or to make any other payment with respect to any Intellectual Property Right.

                  To Mr. Thierry Civetta's knowledge, no person or entity is producing, providing, selling or using products which infringe on any of the Intellectual Property Rights, with the exception of a dispute before the Tribunal de Grande Instance of La Roche sur Yon as disclosed in a judgment attached hereto as Schedule (12).

       5.2.14     Taxes - Social welfare contributions

                  The Companies have duly filed all required declarations, returns and reports with the tax, customs and social security authorities, in the manner provided for under applicable laws.

                  All taxes and duties due and payable by the Companies have been fully paid on their due date or adequately been reserved for in accordance with the accounting principles accepted in France.

                  With the exceptions of a claim relating to VAT and amounting, according to Mr. Thierry Civetta, to FF 115,000 and a claim relating to custom nomenclature, there is no pending or threatened claim, reassessment or dispute with respect to said taxes and duties with the relevant authorities.

                  For the purposes of this clause 5.2.13, the terms "tax" and "duty" shall refer, without limitation, to any direct or indirect levies collected on behalf of the State or any local authority, such as corporate income tax, value-added tax, registration tax, customs duty and business tax and all social welfare charges (including but not limited to charges on wages or other benefits as well as social security, unemployment or retirement charges) and to any penalties or late payment interest relating thereto.

       5.2.14     Bank accounts - Bank guarantees

                  All the bank accounts opened in the Companies' name are listed in Schedule (13) attached hereto. Schedule (13) specifies the authorized signatories, conditions for overdraft facilities granted by each bank and conditions of remuneration of each bank for the issuance of guarantees in favor of third parties to secure the Companies' undertakings or liabilities.

                  None of the Companies is a party to any loan agreements, whether as lender or borrower, or other financing arrangements except for those listed in Schedule (13).

                  There are no guarantees or other security devices granted by the Companies to the benefit of any bank or any other third party except for those listed in Schedule (13).

       5.2.15     Agreements with Mr. Thierry Civetta

                  The Companies have not entered into any agreements, whether oral or written, with Mr. Thierry Civetta which have not been terminated on the date hereof.

       5.2.16     Real Estate - Environment - Health and Safety

                  (a) The land and buildings owned by the Companies are listed in Schedule (15) hereto.

                         The land and buildings owned by the Companies are free and clear of any options, mortgages, liens, charges, leases, conditions, claims, restrictions and other encumbrances of any kind, and there exists no restriction on the use, lease or transfer of such land and buildings except as listed in Schedule (15).

                  (b) With the exception of the storage premises leased in Thiviers, the Companies do not rent or share land, buildings, premises or other real property. With respect to leased premises, the related lease agreements are valid and enforceable, the rents or the fees have been paid when due in accordance with the terms of said agreements, and there exists no basis for termination under the terms of any of said agreements as of the date hereof. The rights to the leases are not subject to any option or security interest.

                  (c) With the exception of fibro-cement plates located in the roofs of the buildings rented to, or owned by, the Companies, the owners or tenants of the premises occupied by the Companies have not indicated to them or to Mr. Civetta whether said premises or the equipment used as tenants by them contain asbestos. A report drawn up by APAVE dated July 12, 1999 is attached hereto in Schedule (15).

                  (d) The Companies have complied with applicable laws, regulations and orders issued by any authority or agency relating to health and safety.

                         To Mr. Thierry Civetta's knowledge, there exists no liability or claim, pending or threatened, in respect thereof, whether such legislation or order is already in force or is to be implemented in the foreseeable future.

                  (e) To Mr. Thierry Civetta's knowledge in his capacity as President and chairman of the Board of Directors (President General) of the Companies, the Companies are in full compliance with all environmental laws and regulations and orders issued by any local or national authorities, including, but not limited to, those concerning land use and emissions to the air, discharges to surface and subsurface waters and the generation, handling, storage, transportation, treatment and disposal of waste.

                         There exists no actual or potential environmental responsibility or liability of the Companies.

       5.2.17     Human Resources

                  (a) The list of employees attached hereto in Schedule (X) gives complete and accurate details on the age, seniority, position and gross remuneration of each of the Companies' employees.

                         The employees have received in full all amounts payable to them and benefit from all required social coverage and insurance under their contracts as well as under applicable legislation.

                  (b) Copies of the employment contracts with employees having a gross monthly remuneration exceeding FF 10,000 are attached in Schedule (16) hereto. All other employment agreements, except where there is a particular contractual stipulation otherwise, follow the current employment agreement standard forms for the various categories of personnel employed by the Companies. These employment contracts and particular stipulations are also attached in said Schedule (16).

                  (c) Schedule (16) gives a full and accurate description of all the direct or indirect benefits, profit-sharing agreements, health insurance plans, bonus plans or other agreements providing for any benefits in favor of the employees, other than those provided for by laws and regulations or the applicable collective bargaining agreement.

                         To Mr. Thierry Civetta's knowledge, there exists no claim nor potential conflict, whether individual or collective, with respect to those matters.

                  (d) All labor laws and regulations applicable to dismissal procedures, payment of salaries, social security charges and indemnities, use of temporary workers, employees' disciplinary rules and procedures and keeping of books, registers and records have been and are complied with.

                         To Mr. Thierry Civetta's knowledge, there exists no potential or actual collective or individual claims or disputes with respect to those matters.

                  (e) The Companies do not use the services of any consultant, accountant or agent other than those listed in Schedule (16) hereto and, accordingly, are not required to pay any indemnification upon termination of the agreements to provide services listed in said Schedule other than the usual expenses and fees. Nor are the Companies required to pay the social security contributions attached to the services provided by the consultants, accountants and other agents listed in Schedule (16).

                  (f) There exists no agreement to provide services, including agreements to use the services of any consultant or other agent, whether written or oral, which might be considered as labor contracts and involve all consequences attached thereto such as those relating to wages and social security contributions.

       5.2.18     Insurance

                  Listed in Schedule (17) hereto are the insurance policies subscribed by the Companies such as the ones relating to political risks which are covered by the Agences de Credit Export (such as Coface).

                  Such policies provide insurance for the Companies' assets, property, operations and staff in an adequate manner, and the related premiums have been paid when due. The Companies are not in breach of any of the terms and conditions of such insurance policies, and have carried out all necessary formalities for any loss or damage incurred, as of the date hereof.

       5.2.19     Liabilities

                  Except as fully reflected in the Financial Statements, the Companies do not have any : (i) debts, liabilities or obligations of a nature required to be reflected or disclosed in Financial Statements prepared in accordance with generally accepted accounting principles; or (ii) other debts, liabilities or obligations, whether accrued, absolute, contingent or otherwise, whether due or become due, relating to or arising out of any act, transaction, circumstance or state of facts which occurred or existed on or before the Balance Sheet Date.

                  Except as set forth in the Schedules and hereunder in Article 5.2.7, the Companies have not incurred any debts, liabilities or obligations, whether accrued, absolute, contingent or otherwise, whether due or become due, other than debts, liabilities and obligations incurred in the ordinary course of business, none of which were incurred in violation of this Agreement.

       5.2.20     Litigation

                  (a) To Mr. Thierry Civetta's knowledge and with the exception set forth in Schedule (18) hereto, no actions, disputes, claims or proceedings are pending or threatened against the Companies in any court or before any governmental agency or authority which would materially and adversely affect the performance of the Companies' obligations under the agreements and instruments to be executed by it pursuant to this Agreement.

                  (b) No event has occurred, nor any omission noticed, which is likely to give rise to any such action before any court or governmental authority. Within the last three years prior to the date hereof, the Companies have not incurred any adverse judgment or governmental decision which could affect the conduct of their business.

                         No actions, disputes, claims or proceedings are pending or threatened against the Companies with respect to products delivered.

       5.2.21     Compliance with contracts, laws and regulations

                  The Companies have validly entered into the contracts to which they are parties and have complied with their obligations under all such contracts, except as otherwise disclosed in this Agreement. The Companies have carried on their business in all material respects in accordance with all applicable laws and regulations. Mr. Thierry Civetta is not aware of any act or omission whatsoever as a result of which the Companies could incur any liability thereunder.

       5.2.22     Conduct of business

                  Since April 30, 1999, the Companies have conducted their business in the ordinary course of business, consistent with past practices, without change of policy or procedure, including without limitation their practices in connection with the treatment of expenses, selling and purchasing policies and recovery of any amounts due to them by their customers and there has been no material adverse change in the business, activities or prospects of the Companies, except as disclosed in Schedule (14) hereto.

       5.2.23 It is stipulated that, at the Closing Date, Mr. Thierry Civetta provides a guarantee only on the existence of the inventories, but provides no guarantee of their condition or amount.

ARTICLE 6 - INDEMNIFICATION BY MR. THIERRY CIVETTA

6.1 Mr. Thierry Civetta shall totally indemnify RG Barry, subject to the provisions of Article 7 hereof, from and against any increase in liabilities or decrease in assets resulting from losses, damages, liabilities, claims, judgments, transactions, costs and expenses of any kind (including reasonable and duly substantiated lawyers' fees and expenses) related to facts which, having occurred before the Closing Date, are caused by:

       (a) any additional liability or shortfall of assets which has not been recorded in the Financial Statements or has not been accounted for as a reserve or for which a sufficient reserve or depreciation has not been reflected in the Financial Statements provided to RG Barry;

       (b) any inaccuracy, insufficiency, violation or omission in any of the representations and/or warranties and/or commitments made by Mr. Thierry Civetta contained in Articles 5 and 6 above and in particular:
              - any written claim made by the employees or third parties against the Companies, regardless of the nature thereof;
              - any environment-related claim resulting from facts or situations having occurred or taken place before the Closing Date and in particular, any refurbishing or clean-up obligation provided for by the regulations in force as of the date hereof, with the exception of those refurbishing obligations concerning the Companies' materials and equipment;
              - any past due payment relating to tax, social security contributions and fines attached thereto which might be claimed by any tax or social security authority or any other administrative authority to any of the Companies.

6.2 It is expressly agreed that the disclosure of documents transmitted by the Companies to RG Barry's counsels before the Closing Date and which are attached hereto in Schedule (14), does not restrict in any way whatsoever Mr. Thierry Civetta's obligations pursuant to his representations made in Article 5 hereof and the related warranties set forth in Article 6 hereof.

ARTICLE 7 - EXEMPTION, THRESHOLD, LIMITATIONS AND DURATION OF THE WARRANTEES

7.1 Mr. Thierry Civetta shall guarantee RG Barry and the Companies against claims only if an indemnification claim, whether separate from or added to other indemnification claims, amounts to at least FF 200,000. When the amount claimed is in excess of FF 200,000, Mr. Thierry Civetta's obligation to indemnify RG Barry and the Companies shall be limited to the amount exceeding FF 200,000 and subject to the provisions set forth in Article 7.2 hereof.

7.2 With respect to any commitment covered by this Agreement, including without limitation, the representations and warranties, Mr. Thierry Civetta's guarantee shall be limited to a maximum amount of twenty-five million French Francs (FF 25,000,000).

7.3 The only indemnities which may be granted to RG Barry pursuant to performance hereof are provided for in Articles 6 and 7 hereof. No obligation, representation or warranty other than those provided for herein shall be the basis for any claim relating to the performance of this Agreement.

       Mr. Thierry Civetta shall not be liable with respect to any claim based on the warranties when a specific reserve has been recorded in the Financial Statements before April 30, 1999 for the facts which are the basis for said claims. The specific reserves and their amount are listed in Schedule (19) hereto.

       When excessive and accounted for as an income of the Company, such excess of reserves as recorded in the Financial Statements and listed in Schedule (6-bis) hereto shall be deducted from the amount which Mr. Thierry Civetta may be obligated to pay pursuant to any claim based hereon.

       Similarly, in the event that the claims for subsidies, referred to in the letters (copies of which are attached hereto in Schedule (19)) from the Prefecture of the Aquitaine Region dated September 30, 1999 and June 8, 1999, for amounts of FF 440,970 and FF 225,000, respectively, are partially or fully paid, these amounts shall be deducted from any sums that Mr. Thierry Civetta may be led to pay in respect of any claim relating hereto.

       Mr. Thierry Civetta shall not be liable pursuant to any claim relating hereto if said claim is based on any modification in the laws, regulations or administrative doctrines of any government or governmental authority which might come into force subsequent to the date hereof and have a retroactive effect.

       Mr. Thierry Civetta shall not be liable for any claim relating hereto and based on any modification in the accounting principles or methods used to complete the Financial Statements if said modification occurs after the Closing Date and has such retroactive effect as to modify the Financial Statements approved before the Closing Date.

       Mr. Thierry Civetta shall not be liable for any claim relating hereto if through said claim, covered damage is sought to be indemnified. By "covered damage", the Parties mean: all damages covered by an insurance policy subscribed in the Companies' interest, if such insurance policy be effective as of the date hereof or if such an insurance, now effective, were maintained after the Closing Date; in the latter case, Mr. Thierry Civetta shall remain guarantor of the payment of the claim if not covered and/or paid by the insurance company.

       If Mr. Thierry Civetta pays RG Barry a sum of money claimed on the basis hereof and if RG Barry is paid a sum of money by a third party on the same basis as the one used for the claim against Mr. Civetta, RG Barry shall pay Mr. Thierry Civetta a sum equal to the payment received.

       For the purpose of determining the amount of money due by Mr. Thierry Civetta pursuant to a claim based hereon, any reduction in taxes due by RG Barry or the Companies, resulting from facts or events upon which the claim against Mr. Thierry Civetta is based, shall be taken into account.

       If and insofar as a claim based hereon is about a tax reassessment based on charges and proceeds being recorded by the Companies in the Financial Statements of a given year instead of another, Mr. Thierry Civetta shall be liable only for the corresponding fines and late payment interest.

7.4 The duration of the warrantees shall be: (i) three years, for the representations and warranties relating to any tax, social security and customs liability, i.e., from the Closing Date until December 31, 2002 and (ii) two years from the Closing Date for any other claim or liability under any other representation or warranty, subject to the cases and conditions for extension provided for in Article 8 hereof.

ARTICLE 8 - INDEMNIFICATION CLAIMS

8.1 In his capacity of president and chairman of the Board of Directors of the Companies and pursuant to his obligations as warrantor hereunder, Mr. Thierry Civetta shall immediately notify RG Barry as soon as he becomes aware of any event, situation or action whose occurrence or consequences are covered by the representations and warranties.

       Such notification shall set out in a reasonable and adequate manner the event triggering the claim, the nature thereof and, if it can be determined at the time of notification, the amount involved.

       In the event a request, claim or action is made for an undetermined amount prior to expiration of the time period set forth in Article 7.4, the parties shall consult each other in good faith, within 30 days from the notification, for the purpose of fixing the amount of the claim.

       Failing an amicable determination of the amount of the claim, Mr. Thierry Civetta and RG Barry shall, within 30 days, in order to determine the amount of the claim. In the event of disagreement, the parties shall appoint an expert for the purpose of fixing irrevocably the amount of claim(s) to be covered by the representations and/or the warranties. Failing an agreement on the appointment of an expert, the most diligent of Mr. Thierry Civetta and RG Barry may petition before the relevant courts for the appointment of an expert. If the amount is not determined prior to expiration of the representations and warranties, RG Barry shall claim indemnification under the representation/warranty on a provisional basis prior to expiration of one of the two warranty periods, increased by the notice periods provided for in the following two paragraphs, i.e. until March 15, 2003 at the latest. Mr. Thierry Civetta's obligations pursuant to the representations and warranties hereunder shall then be maintained until the disputed claim(s) is definitely settled but only to the extent of the amount of the claim as definitely fixed by the expert and taking into account the aggregate amounts of these claims increased by any late-payment interest, fines or penalties incurred until the date of enforcement of the final decision of the authorities or courts or of a settlement pursuant to the provisions of Article 2052 of the Civil Code..

       If notice is not provided within 45 days of the claim, i.e. no later than February 15, 2003, and in any case within the legal time periods for response and recourse, Mr. Thierry Civetta shall personally reimburse the amount required and/or the fines and/or the penalties and/or the late payment interest, payable since the expiration date of the legal time period for response and recourse, until the date of actual payment.

8.2 RG Barry shall notify Mr. Thierry Civetta of its indemnification claim by registered letter with return receipt within 30 days from the date of the notice sent by Mr. Thierry Civetta, i.e. no later than January 31, 2003. IF RG Barry fails to provide notice within this period, RG Barry may no longer seek an indemnification based on these claims, and Mr. Thierry Civetta may not be sought to be held liable in this respect.

       If, within the 30 days following receipt of this notice sent by RG Barry, Mr. Thierry Civetta does not notify RG Barry of its rejection, together with the reasons therefor, of the indemnification claim, he shall be expressly deemed to have accepted the indemnification claim and shall be required to pay the amount claimed without delay.

       If Mr. Thierry Civetta challenges the claim, he and RG Barry shall attempt to resolve their dispute amicably, and if no agreement has been reached within fifteen (15) days after the challenge of the claim, i.e. April 30, 2003, they shall regain their freedom of action.

8.3 In the event of Mr. Thierry Civetta no longer running the Companies, he shall be released from the notice obligation provided by Article 8.1, and RG Barry shall be personally responsible for notifying Mr. Thierry Civetta within 30 days of its discovery of an act or event upon which an indemnification claim may be based pursuant hereto. This claim shall include the information provided for in Article 8.2. If it does not provide notice within the time periods set for above, RG Barry may not claim an indemnification under the warranty based on such acts and events.

ARTICLE 9 - BANK GUARANTEE (CAUTION BANCAIRE SOLIDAIRE)

As a guarantee of its representations and warranties, commitments and obligations set forth in Articles 5 and 6 hereof, Mr. Thierry Civetta shall, as of the date hereof, provide RG Barry with a guarantee from a first rate French bank, Banque Credit Suisse Hottinguer, an original of said guarantee being attached hereto as Schedule (16).

Such bank guarantee shall guarantee all the financial consequences of the non-compliance by Mr. Thierry Civetta of his warrantor's obligations under article 5 and 6 hereof, shall provide for a guarantee of payment of the maximum sum of FF 4,000,000 (four million French Francs) and shall be effective from the date hereof to December 31, 2002.

In any case, such bank guarantee shall remain in force for all claims initiated prior to March 15, 2003 and until complete and final payment, whether amicable or upon final judgment, of all claims, obligations, losses (including without limitation, losses of profits), fees and expenses (including without limitation, lawyers' fees) tax liabilities, damages and interest, fines and penalties incurred by the Companies which have been notified to the guarantor prior to December 31, 2002.

Any notifications and claims relating to this guarantee shall be made in writing and, unless otherwise agreed, shall be sent by registered letter with acknowledgment of receipt to the Bank, with a copy sent to Mr. Thierry Civetta.

ARTICLE 10 - HANDLING OF CLAIMS AND DISPUTES

In the event the Companies are confronted with a claim or involved in a dispute which might lead to an indemnification claim by RG Barry against Mr. Thierry Civetta and/or the Bank, the Companies' interests shall be handled as follows:

10.1 If Mr. Thierry Civetta has specified, in writing and within the delays provided for in this Agreement, that he accepts that the sums which might be due by the Companies, or damages that might be suffered thereby as a result of this dispute, are guaranteed by him as warrant pursuant to his representations and warranties, the defense of the Companies' interests will be managed by himself and he will accordingly choose and instruct his counsels. Mr. Thierry Civetta may nonetheless waive this right and leave it to RG Barry to defend the Companies' interests;

10.2 Otherwise (i.e., upon refusal by Mr. Thierry Civetta to perform his obligations as warrantor), the Companies shall defend their interest in consultation with RG Barry which shall decide ultimately upon the means of defense and accordingly choose and instruct its counsels, subject to a court decision, in the event of litigation between the Parties, regarding Mr. Thierry Civetta's obligation to bear the consequences of this dispute.

10.3 In any case, the party in charge of defending the Companies' interests shall do so in a manner that is fair to the other party, taking care not to harm the interests of the Companies.

       The party in charge of the defense of the Companies shall keep the other party informed of the dispute in the most complete manner. It shall provide the other party with all documents relating to the dispute and all procedural documents issued or received. It shall commit itself to providing the information in due course so that the other party may give its stance on the most appropriate way of defense within no more than 15 days following the transmittal of such document.

       Under all circumstances, Mr. Thierry Civetta shall assist RG Barry in the defense of RG Barry's or the Companies' interests when such interests involve Mr. Thierry Civetta's representations and warranties hereunder, and vice versa.

       In case of emergency, Mr. Thierry Civetta shall defend the Companies' interest and RG Barry's interest. RG Barry and Mr. Thierry Civetta shall agree to have the dispute handled by the former or the latter in accordance with the terms and conditions provided for in Article 10.1 and 10.2.

ARTICLE 11 - REPRESENTATIONS OF RG BARRY AND RG BARRY FRANCE

RG Barry represents vis-a-vis Mr. Thierry Civetta and the Natwest Group the following:

11.1 RG Barry has the powers and authorizations which are necessary to enter into this Agreement and the Shareholder Agreement.

11.2 This Agreement and the Shareholder Agreement are performed by RG Barry in accordance with their respective terms.

11.3 RG Barry has obtained from its board of directors all authorizations necessary to enter into this Agreement and the Shareholders' Agreement.

11.4 The performance by RG Barry of its obligations under this Agreement and the Shareholders' Agreement:

       11.4.1 does not constitute a violation of its by-laws;
       11.4.2 does infringe any court or administrative decision;
       11.4.3 does not require any specific authorization from the United States or French authorities but only the filing of a direct foreign investment declaration form (Declaration d'Investissment Direct Etranger) with the French Ministere de l'Economie et des Finances.

11.5 RG Barry holds on the date hereof the sums necessary to perform its financial obligations hereunder.

ARTICLE 12 - CONDITIONS TO THE CLOSING

Mr. Thierry Civetta shall have:

(i) full ownership of all the shares representing the capital stock of Escapade;

(ii) prepared and forwarded to RG Barry the following documents to be signed on the Closing Date:
       - the Bank Guarantee referred to in Article 9 hereof;
       - the Shareholders' Agreement entered into between himself and RG Barry;
       - the shareholder's current account agreement between himself and Escapade.
       - the loan agreement between RG Barry France and Escapade.

ARTICLE 13 - PROVISION AND EXCHANGE OF DOCUMENTS AT CLOSING

Mr. Thierry Civetta shall remit to RG Barry the following documents:

13.1   Concerning Fargeot et Compagnie:

(i) Minutes of the Board of Directors Meeting of Fargeot et Compagnie dated April 28, 1999, deciding to attribute an exceptional bonus of FF 1,000,000 to Mr. Thierry Civetta;

(ii) Minutes of the Ordinary Shareholders' Meeting of Fargeot et Compagnie dated June 30, 1999 approving the accounts and deciding upon the distribution of dividends amounting to FF 400,000,000;

(iii) Minutes of the Ordinary Shareholders' Meeting of Fargeot et Compagnie dated July 22, 1999, taking formal notice of the resignation of members of the Board of Directors and deciding on the appointment of new members of the Board of Directors, and the corresponding share transfer orders.

13.2   Concerning Michel Fargeot SA:

(i) Minutes of the Ordinary Shareholders' Meeting of Michel Fargeot SA dated June 30, 1999, approving the accounts;

(ii) Minutes of the Ordinary Shareholders' Meeting of Michel Fargeot SA dated July 22, 1999, taking formal notice of the resignation of members of the Board of Directors and deciding on the appointment of new members of the Board of Directors, and the corresponding share transfer orders.

13.3   Concerning Escapade:

(i) Minutes of the Extraordinary Shareholders' Meeting of April 29, 1999, approving new shareholders of Escapade SARL, a copy of the corresponding share transfer deed dated May 3, 1999;

(ii) Minutes of the Extraordinary Shareholders' Meeting of June 4, 1999, carrying out the increase in capital of Escapade SARL from FF 50,000 to FF 250,000, and appointing a transformation supervisor;

(iii) Minutes of the Ordinary Shareholders' Meeting of June 4, 1999, approving Escapade SARL's accounts;

(iv) Minutes of the Extraordinary Shareholders' Meeting of Escapade SARL dated July 22, 1999, deciding to transform the company into a Societe Anonyme, to adopt an approval clause, to create two classes of shares, to close the financial year on April 30, to approve new shareholders and to appoint new members of the Board of Directors and statutory auditors;

(v) Minutes of the Ordinary Shareholders' Meeting of Escapade SARL dated June 28, 1999, attributing an exceptional bonus of FF 396,000 to Mr. Thierry Civetta;

(vi) Share transfer orders representing 80% of the shares making up the share capital of Escapade SA, of which Mr. Thierry Civetta holds 100%, and those enabling Mr. Thierry Civetta to become sole shareholder;

(vii) Minutes of Escapade's first Board of Directors' Meeting appointing the chairman of the Board of Directors, and authorizing him (i) to enter into the loan agreement with RG Barry France and the shareholder's current account agreement on behalf of Escapade, (ii) immediately to take out a loan of FF 14,770,780 aimed at fully repaying the principal and interest of the sums respectively advanced by Escapade, under the form of a loan granted by RG Barry France and a shareholder's current account by Mr. Thierry Civetta and (iii) to acquire the Fargeot et Compagnie Shares held by the Natwest Group and Mr. Michel Fargeot;

(viii) The by-laws of Escapade under the form of a Societe Anonyme.

13.4   Other documents:

(i) bank guarantee of an amount of FF 4,000,000 issued by the bank Credit Suisse Hottinguer for the purpose of guaranteeing, from the Closing Date until December 31, 2002 and in accordance with the terms and conditions set forth in Article 9 hereof, any financial consequences resulting from non-performance by Mr. Thierry Civetta of his obligations hereunder;

(ii) the shareholders' current account advance agreement entered into between Escapade and Mr. Thierry Civetta, for an amount of FF 3,234,000, and the loan agreement between Escapade and RG Barry France, for an amount of FF 11,536,780, with a duration of 1 month, automatically extendible by 1 month periods and within the limit of two (2) months, repayable in principal and interest, the rate of which is calculated in accordance with Article 39-1,3(degree) of the French General Tax Code (Code General des Impots). In the event of extension and until the date on which Escapade obtains a bank loan, the interest is repayable on a monthly basis.

(iii)  the shareholders' agreement between Mr. Thierry Civetta and RG Barry;

(iv) receipt and discharge from Mr. Thierry Civetta to RG Barry for payment of the sum of FF 14,863,220, representing the sale price of 80% of the Escapade shares.

RG shall remit to Mr. Thierry Civetta:

(i) Minutes of the Board of Directors meeting of RG Barry authorizing Mr. Gordon Zacks and/or Mr. Richard Burrell and/or any other person personally appointed as an attorney in fact to sign this Agreement and any other documents necessary to its performance;

(ii) power of attorney designating the person duly entitled to act in the name and on behalf of RG Barry;

(iii) power of attorney designating the person entitled to sign and act in the name and on behalf of RG Barry France for purposes of the signing and performance of the loan agreement with Escapade referred to in Articles 4, 12 and 13;

(iv) the three irrevocable transfer orders in favor of Mr. Thierry Civetta and Escapade for a total amount of FF 14,863,220, representing payment of the sale price of 80% of the Escapade shares, in accordance with the terms and conditions provided by Article 4 hereof.

The companies of the Natwest group and Mr. Michel Fargeot shall, respectively, remit to Escapade the share transfer orders representing the transfer of 980 Fargeot et Compagnie Shares as set forth in Article 2 hereof;

Escapade shall remit to the Natwest Group the bank checks amounting to FF 14.770.780, i.e.:

       (i) FF 1,145,489.66 to Mr. Michel Fargeot for 76 Fargeot et Compagnie Shares;

       (ii) FF 6,797,573.25 to FCPR County Natwest Venture France for 451 Fargeot et Compagnie Shares;

       (iii) FF 6,797,573.25 to SCA Capital Prive-Investissments for 451 Fargeot et Compagnie Shares;

       (iv) FF 15,072.22 to Hoche Investissements for 1 Fargeot et Compagnie Share;

       (v)    FF 15,072.22 to SA Capital Prive for 1 Fargeot et Compagnie Share;

ARTICLE 14 - EXPENSES

Each Party shall pay its own fees and expenses in relation with the negotiation and execution of this Agreement and the other agreements and instruments to be executed pursuant to this Agreement.

ARTICLE 15 - MISCELLANEOUS

11.1   Default

       Except as otherwise provided for in this Agreement, neither of the Parties hereto shall be deemed to be in default under any of the terms of this Agreement and neither Party shall seek or be entitled to enforce any remedy for any claimed default, unless said claimed default is not cured or corrected within fifteen (15) days following receipt by the Party against whom such default is claimed of a written notice of said claimed default from the other Party.

11.2   Waiver

       The failure of any of the Parties to enforce any of the provisions of this Agreement at any time shall not be construed to be a waiver of such provision unless specifically so notified by a duly authorized representative of such Party to the other Party in writing which writing shall expressly set forth the exact nature of such waiver. No waiver of any breach of this Agreement shall be held to be a waiver of any other breach.

11.3   Entire Agreement and Amendments

       This Agreement, including those agreements and documents to the extent incorporated herein by reference, constitutes the entire agreement between the Parties and supersedes all prior agreements or understandings relating to the subject matter hereof.

       No Party shall claim any amendment to this Agreement unless it is in writing, sets forth the exact nature of such amendment and is signed by a duly authorized representative of each Party hereto.

11.4   Headings

       All headings herein are for convenience only.

11.5   Severability

       In the event any term or provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of the Agreement, and this Agreement shall be interpreted and construed as if such term or provision, to the extent to which it is invalid, illegal or unenforceable, had never been contained in this Agreement provided, however, that such invalidity, illegality or unenforceability shall not result in a material change of this Agreement.

11.6   Notices

       It shall be a sufficient receipt of any notice or other communication in writing hereunder if one Party desiring to give such notice or other communication sends the notice or communication by registered or certified mail letter, delivery in person or express courier to the other Party. Such notice or other communication shall be deemed to have been duly given upon receipt by the other Party, to the address set forth below or to such other address as such other Party shall have designated in writing :

(i)    To Mr. Thierry Civetta:              Mr. Thierry Civetta
                                            Le Fouillage,
                                            24460 Chateau L'Eveque

       with copy to:        Simmons & Simmons
                            68 rue du Faubourg Saint-Honore
                            75008 Paris
                            Attention: Maitre Jacques de Taisne

(ii)   To Mr. Michel Fargeot:               Mr. Michel Fargeot
                                            Le Petit-Gue, Nantheuil de Thiviers,
                                            24800 Thiviers
       with copy to:        Simmons & Simmons
                            68 rue du Faubourg Saint-Honore
                            75008 Paris
                            Attention: Maitre Jacques de Taisne

(iii)  To the companies of the Natwest Group:
                                            Natwest Equity Partners
                                            9, rue de Phalsbourg,
                                            75017 Paris
                                            Attention: Mr. Marc Foulds

       with copy to:        Simmons & Simmons
                            68 rue du Faubourg Saint-Honore
                            75008 Paris
                            Attention: Maitre Jacques de Taisne


(iv)   To RG Barry:         RG BARRY CORPORATION
                            13405 Yarmouth Rd. NW
                            Pickerington, OHIO 43147 USA
                            Attention: Gordon Zacks and/or Richard Burrell

       with copy to:        FIDAL Direction Paris et International
                            5, cours Valmy, F92923
                            Paris La Defense
                            Attention: Maitres Philippe Breton and/or
                                       Pierre-Maudez Caille

(v)    To RG Barry France:  RG BARRY FRANCE HOLDINGS INC.
                            13405 Yarmouth Rd. NW
                            Pickerington, OHIO 43147 USA
                            Attention: Gordon Zacks and/or Richard Burrell

       with copy to:      FIDAL Direction Paris et International
                          5, cours Valmy, F92923
                          Paris La Defense
                          Attention: Maitres Philippe Breton and/or
                                     Pierre-Maudez Caille

(vi)    To Escapade:      Escapade SA
                          Le Petit Gue
                          24800 Nantheuil de Thiviers
                          Attention: Mr. Gordon Zacks and/or Richard Burrell

       with copy to:      FIDAL Direction Paris et International
                          5, cours Valmy, F92923
                          Paris La Defense
                          Attention: Maitres Philippe Breton and/or
                                     Pierre-Maudez Caille

ARTICLE 16 - APPLICABLE LAW

This Agreement is governed by and construed under and in accordance with the laws of France.

ARTICLE 17 - DISPUTES

Any dispute between the Parties arising from or in connection with the present Agreement shall be resolved amicably between the Parties, failing which such dispute shall fall within the jurisdiction of the courts of Paris.

ARTICLE 18 - LANGUAGE

This Agreement is entered into in French.


Executed in nine (8) originals
on July 22, 1999
in Paris


/s/ Thierry Civetta                                   /s/ Thierry Civetta
Mr. THIERRY CIVETTA                                   Mr. MICHEL FARGEOT
                                              represented by Mr. Thierry Civetta



/s/ Pierre-Oliver Barennes
FCPR COUNTY NATWEST VENTURE FRANCE
represented by Natwest Equity Partners, itself represented by
Mr. Pierre-Olivier Barennes





/s/ Pierre-Oliver Barennes                           /s/ Pierre Oliver-Barennes
SCA CAPITAL PRIVE-INVESTSSEMENTS                     HOCHE INVESTISSEMENTS
represented by                                       represented by
Mr. Pierre-Olivier Barennes                          Mr. Pierre-Olivier Barennes



/s/ Pierre-Oliver Barennes                         /s/ Yves Gaget
SA CAPITAL PRIVE                                   RG BARRY CORPORATION
represented by Mr. Pierre-                         represented by Mr. Yves Gaget
Olivier Barennes


/s/ Thierry Civetta
ESCAPADE
represented by Mr. Thierry Civetta